THREE OEM AIRCRAFT AND TWO NEW AIRCRAFT WINDOW PRODUCTS FEATURE
RESEARCH FRONTIERS SPD-SMART ELECTRONICALLY DIMMABLE WINDOW
TECHNOLOGY AT 2014 EBACE AIRCRAFT SHOW IN GENEVA

Geneva, Switzerland – May 22, 2014. The 2014 European Business Aviation Convention & Exhibition (EBACE) ends today in Geneva, and OEM aircraft manufacturers Bombardier, Dassault and HondaJet all featured aircraft cabin interiors using Research Frontiers patented SPD-Smart light control technology in electronically dimmable windows (EDWs). In addition, Research Frontiers licensee Vision Systems launched two new products for the aircraft industry.

Imagine touching a button on your window, on your smart phone or tablet, or even touching the window itself and instantly being able to tune the tint from clear to dark, and having the window completely change its tint within seconds. This is what SPD-Smart light control film technology offers the aircraft, automotive, architectural and marine industries.

Joseph Harary, Research Frontiers President and CEO, remarked during the events at EBACE: "Three aircraft shown at EBACE, all with SPD-Smart technology, were literally next to each other across the Dassault, Bombardier and Honda Aircraft booths, so you didn't have to go far to see the clear trend among OEMs to create a superior flying experience and improved interaction between passengers and their environment. People want a better connection between themselves and what's outside, and SPD-Smart technology enhances this experience as well as their view of the outside world, while instantly and efficiently managing heat, light and glare, and enhancing comfort and safety."

Dassault Falcon 5X – SPD-Smart Skylight Standard Equipment

Dassault’s booth included the Falcon 5X, which will be the largest, most powerful, and most advanced Falcon jet ever built by Dassault. One of the most remarkable new aircraft interior design innovations is the “zenith window” – a roof window welcoming passengers and crew as they enter the aircraft to create an elegant and spacious feeling. To offer this enhanced cabin interior feature, Dassault was faced with a critical need to manage the intense solar light, glare and heat coming into the cabin, particularly when the aircraft is at altitude, where the solar rays, including ultraviolet radiation, are much stronger than when on the ground. SPD technology provided the solution – Research Frontiers licensee Vision Systems will supply their Nuance brand of SPD-Smart EDW, and it will be standard equipment on the Falcon 5X.

Honda Aircraft Company HondaJet – SPD-Smart Cabin Windows Standard Equipment

Honda Aircraft Company’s booth featured a full-scale mockup of the HondaJet, the first general aviation aircraft developed by the Honda Aircraft Company. The first production HondaJet is nearly completed, eight more are in various stages of production, and first deliveries to customers are targeted for early 2015 upon FAA certification of the aircraft. SPD technology has been selected by Honda as standard equipment on all cabin windows, and will be supplied by Research Frontiers licensee Vision Systems.

At EBACE, Honda Aircraft Company personnel noted the benefits that SPD-Smart EDWs bring to the HondaJet, including cabin darkening, heat control and a weight savings of approximately 2 pounds per window compared to electromechanical shades.

Bombardier Global 7000 – SPD-Smart Cabin Windows Installed on Global 7000 Mockup

One of the most talked-about events at EBACE was Bombardier’s unveiling of the Global 7000 mockup. The Global 7000 is a clear real-life example of the trend towards larger cabin windows, and Bombardier is strongly promoting this elegant feature. At the event, Bombardier prominently noted in their multimedia presentation that the Global 7000 features “Larger windows that broaden your perspective on the world” and in their press release reinforced this feature by noting that “This aircraft also features the largest total window area, allowing for more natural light inside the cabin….” In his prepared remarks during the launch of this new aircraft at EBACE, Eric Martel, President of Bombardier Business Aircraft, also highlighted the aircraft’s prominent use of windows.

While large windows bring into the cabin an increased amount of natural light, at certain times they also bring an increased level of glare and heat, and this requires a solution. Daylight can be easily controlled, instantly and precisely, while managing heat and glare, using SPD-Smart electronically dimmable windows. The Global 7000 mockup at EBACE, at 111 feet long, is the largest-ever business jet mockup, and featured 11 very large SPD-Smart EDWs supplied by Research Frontiers licensee InspecTech Aero Service.

Research Frontiers licensee Vision Systems – Two New SPD-Smart EDW Solutions Unveiled

Vision Systems continued to demonstrate its reputation for innovation, with two new enhancements to its Nuance brand of SPD-Smart EDWs being unveiled publicly for the first time.

Multi-zone Control Capability: One new solution offers passengers the ability to independently control the tint of different “zones” within the same window. Passengers will frequently value this feature. For example, consider times when the sun is shining directly through the top part of a passenger’s window. He or she can select a darker level of tint to control light and glare from direct sun, and at the same time select a lighter level of tint in the lower part of the window, to keep and maximize his or her magnificent view of the ground.

Improved Dark State and Range of Light Transmission Capability: The second solution unveiled by Vision Systems is an improvement in the optical performance of its Nuance SPD-Smart windows. This enhancement offers a wider dynamic range of light transmission, including an ability to provide greater cabin darkening when desired. SPD technology already makes possible the darkest EDW available, and as the cabin darkening performance of an EDW is being closely evaluated by all sectors of the aviation market, this Vision Systems enhancement will be highly valued both in general aviation and commercial aviation.

About Research Frontiers Inc.

Research Frontiers is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Research Frontiers has built an infrastructure of over 40 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, museums, aircraft and boats. For more information, please visit our website at www.SmartGlass.com, and on Facebook, Twitter, Linked-In and YouTube.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" is a trademark of Research Frontiers Inc. "Nuance" is a trademark of Vision Systems.

For further information about SPD-Smart technology, please contact:

Michael R. LaPointe
Vice President – Aerospace Products
Research Frontiers Inc.
+1-516-364-1902
info@SmartGlass.com